Exhibit 10.28

September 17, 2018

Mark Ojeda

4436 Shorepointe Way

San Diego, California 92130

Re: Offer of Employment with Alphatec Spine, Inc.

Dear Mark:

I am very pleased to provide you with the following offer of employment with Alphatec

Spine, Inc. ("Alphatec" or the "Company"), a wholly owned subsidiary of Alphatec Holdings, Inc.

("AHI" or "Holdings").

1. Term. The term of this Agreement will commence on September 17,2018 (the "Effective

Date") and will continue until terminated, according to the terms of this Agreement.

2. Position. On the Effective Date, you will begin to serve as Executive Vice President,

Cervical & Biologics of the Company. In this capacity, you will report directly to Pat

Miles, the Company's Chairman and Chief Executive Officer ("CEO") and have all of the customary authorities, duties and responsibilities that accompany your position.

Throughout your employment with the Company, you agree to devote substantially all of yow• working time and attention to the business and affairs of the Company and to perform your duties in a diligent, competent, professional and skillful manner and in accordance with applicable law and the Company's policies and procedures.

3. Annual Compensation. Your initial compensation package will be as follows:

a. Base Cash Salary. Your initial base cash salary will be at a rate of $290,000 per year.

b. Annual Cash Bonus. If you remain employed through the date that annual bonuses are paid by the Company, you will be eligible to participate in the Company's discretionary annual bonus program with your annual target bonus opp01tunity equal to fifty percent (50%) of base salary, which may be prorated according to your start date for Fiscal Year 2018. The Compensation Committee (the "Conm1ittee") of the

Board of Directors of Holdings (the "Board") will detetmine the amount of your award based on its assessment of a nwnber of factors including Company and individual performance, in consultation with the CEO.

c. Long Tem1 Incentive. Conm1encing with the Company's fiscal year starting Januar•y

1, 2019, you will be eligible, subject to your continued employment by the Company,

to participate in such long-term incentive programs that are made available at the level determined by the Committee, in its discretion, consistent with your role and responsibilities as an Executive Vice President of the Company.

4. Benefits. You will be eligible to participate in the employee welfare and benefit programs of the Company at the level available to other members of the Company's executive management. Pmiicipation in Company benefits programs is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves.

5. Equity Compensation. In addition to your eligibility for regulm• grants of long-term incentives, you will be granted the equity award defined and described below. All awards described in this Section 5 will in all cases be subject to actual grant to you by the

Committee in its sole discretion, would be pursuant to the applicable plan document and would be subject to terms and conditions established by the Committee in its discretion,

which would be detailed in sepm•ate agreements you would receive after any awm•d is actually made. You acknowledge that these equity awards are "employment inducement awards" that will be granted to you outside of the Company's 2016 Equity Incentive Plan pursuant to NASDAQ Listing Rule 5635(c)(4).

a. Sign-On RSUs. You will be granted a one-time sign-on award of one hundred thousand (1 00,000) restricted stock units of Holdings (the "Sign-On RSUs"). Your

Sign-On RSUs will vest ratably over four (4) years, with vesting upon a Change in

Control of the Company (as defined in Exhibit B hereto).

b. Sign-On Option. You will be granted a one-time, sign-on option to purchase twenty-five thousand (25,000) shares of Holdings stock (the "Sign-On Option"), with the exercise price per share equaling the price of a share of Holdings stock after market close on the date of the grant. The Sign-On Option will vest according to the following schedule: 25% of the shm•es subject to the Sign-On Option shall vest on the one-year anniversary of the Effective Date, and 1136111 of the remaining shares subj ect to the Sign-On Option shall vest monthly thereafter, subject to your continued

employment by the Company, with vesting upon a Change in Control of the

Company (as defined in Exhibit B hereto).

6. Severance. Your eligibility for severance upon a te1mination of employment will be governed by the terms of the Alphatec Severance Agreement and Alphatec Change in

Control Agreement, forms of which are attached hereto as Exhibit A and Exhibit B.

7. Certain Post-Employment Covenants. During your employment with the Company, and for a period of one year following the te1mination of your employment with the Company,

you shall not, without the prior written consent of the Company: (i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the

Company or any of its affiliates (the "Company Group") to leave the service of the

Company Group for any reason; or (ii) in a manner that is dependent upon the use of the

Company's proprietary information, either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which you have interacted during the course of your employment with the Company.

8. Indemnification and Cooperation. During and after yom employment, the Company will indemnify you in yom capacity as an officer, employee or agent of the Company to the fullest extent required by applicable law and the Company's charter and by-laws, and will provide you with director and officer liability insmance coverage (including posttermination tail coverage) on the same basis as the Company's other executive officers.

You agree (whether dming or after your employment with the Company) to reasonably cooperate with the Company in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, petiaining to the Company and with respect to which you may have relevant knowledge.

9. Withholding. Tax will be withheld by the Company as appropriate under applicable

Federal tax requirements for any payments or deliveries under this Agreement.

10. No Guarantee of Employment or Fixed Compensation. This Agreement is not a

guarantee of employment or a guarantee of compensation for the Tem1. Your employment will be on an "at-will" basis, meaning that you and the Company may terminate yom employment at any time and for any reason during the Term, with or without prior notice,

subject to the provisions of this Agreement (including Exhibit A and Exhibit B).

11. Entire Agreement. This Agreement (including Exhibit A and Exhibit B) constitutes the

Company's only statement relating to its offer of employment to you and supersedes any previous communications or representations, oral or written, from or on behalf of the

Company or any of its affiliates.

12. Miscellaneous Representations. You confirm and represent to the Company, by signing this letter, that: (a) you are under no obligation or anangement (including any restrictive covenants with any prior employer or any other entity) that would prevent you from becoming an employee of the Company or that would adversely impact your ability to perform the expected services on behalf of the Company; (b) you have not taken (or failed to retmn) any confidential information belonging to yom prior employer or any other entity, and, to the extent you remain in possession of any such information, you will neither bring such information to the Company, nor use or disclose such infonnation to the

Company or any of its employees, agents or affiliates; and (c) you understand and accept all of the terms and conditions ofthis offer.

13. Offer Contingencies. This offer is contingent upon (i) you successful completion of a background check; (ii) your execution ofthe Company's cmrent form of Mutual

Agreement to Arbitrate Claims, Confidential and Proprietary Information Agreement, and

those other fom1s that the Company requests all of its employees to execute prior to the initiation of their employment.

You may accept this offer of employment by signing this letter. Your signature on this letter and your submission of a signed copy to the Company will evidence your agreement set forth herein.

We are pleased to offer you the opportunity to join the Company's Senior Leadership Tean1,

and we look forward to having you aboard. We are confident that you will make an important contribution to our unique and exciting enterprise.

Sincerely,

/s/ Craig E. Hunsaker___________________

Craig E. Hunsaker

Executive Vice President, People & Culture

I agree with and accept the foregoing terms.

/s/ Mark Ojeda__________________________

Mark Ojeda